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                         August 16, 2023

       David H. Watson
       Chief Executive Officer
       Argan, Inc.
       One Church Street
       Suite 201
       Rockville, MD 20850

                                                        Re: Argan, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed May 1, 2023
                                                            File No. 001-31756

       Dear David H. Watson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program